GSS AND BLENDTEC AGREEMENT

This GSS and Blendtec Agreement (the "Agreement") is entered into as of and is effective the 23rd day of July, 2008. and is made at Orem, Utah, by and between Global Smoothie Supply, Inc., a Texas corporation, located at 4428 University Boulevard. Dallas, Texas 75205 ("GSS") and K-Tec, Inc., a Utah corporation d/b/a/ Blendtec ("Blendtec"), located at 1206 South 1680 West, Orem, Utah 84058.

WHEREAS, GSS and Blendtec wish GSS to act as a consultant to Blendtec for purposes of identifying customers of GSS who desire Blendtec products, providing marketing services and selling to and servicing those potential customers for Blendtec products;

NOW THEREFORE, in consideration of the premises, the promises contained herein and other good and valuable consideration, receipt whereof is hereby acknowledged, Blendtec and GSS agree as follows:

CONSULTANCY:
1)    Blendtec hereby appoints, and GSS agrees to act as a marketing and sales consultant to Blendtec for purposes of identifying potential users of Blendtec products, providing marketing services and selling Blendtec products to and servicing those potential users; and

2)    When GSS identifies a potential user of Blendtec products, as in this Agreement below, GSS will make commercially reasonable efforts to obtain the identified party as a user for Blendtec products and will place or deliver all orders received, subject to product availability, for Blendtec products to Blendtec. Blendtec will take all commercially reasonable action necessary or desirable to encourage such potential users to purchase, lease or otherwise use Blendtec's products.

POTENTIAL CUSTOMER:
3)    GSS hereby identifies the following potential user of Blendtec products:

Company Name:                  7-ELEVEN, INC.
Address:                               Dallas, Texas

NON-CIRCUMVENTION:
4)    Blendtec represents that with respect to the identified potential customer, 7-ELEVEN. Inc. ("Customer"), Blendtec will deal directly through GSS in filling orders of the Customer for products and equipment from Blendtec that are the result of GSS efforts. Blendtec will provide GSS with a custom part number for each product GSS offers to 7-ELEVEN, Inc. Orders placed using the custom part numbers will be the means of determining business that results from the efforts of GSS. Any dispute regarding such GSS efforts shall be determined by 7-Eleven. Inc. Blendtec represents that the identified Customer is already a Blendtec sales lead being worked by Blendtec in-house and outside sales representatives. Blendtec further represents that such activity shall not limit its obligations under this Agreement.

Blendtec agrees not to:

a)           Circumvent the GSS relationship to Customer;

b)           Circumvent GSS, directly or indirectly, with respect to any sale or lease to the Customer of Blendtec products, including, but not limited to its MEGAblenderTM / Self Serve Smoothie (S3); nor cause Customer to change contractual or commercial negotiations, proposals or commercial arrangements which it may have with GSS or which GSS may have or propose to have with Customer, including any contractual add-ons, third party assigns, renewals, renegotiations, extensions, overages or parallel contracts. Non-circumvention is limited to the Customer business that results from the efforts of GSS.

CONFIDENTIALITY:
5)           GSS, while acting as a consultant to Blendtec, will assist Blendtec in obtaining orders, directly or indirectly, from the Customer, and in servicing Customer's account. Thus, GSS and Blendtec will exchange proprietary information on occasion and discuss sales in an effort to maximize the sales and service to Customer. All information exchanged will be treated as confidential unless otherwise stated by the provider of the information. Such information shall he kept confidential by the other party, unless disclosure is required by law. If disclosure is necessary or desirable to an employee or representative of a party, such employee and representative shall agree to the confidentiality described herein.

BLENDTEC WARRANTY:
6)           As the Customer may purchase any of Blendtec's products and equipment, including, but not limited to its MEGAblenderTM and S3, Blcndtec will provide support services to the Customer in the following manner:
    Blendtec will treat the Customer on a Best Customer basis with respect to pricing, service and warranties on its products. No channel selling Blendtec products to the Customer shall receive more favorable pricing, service or-product warranties than offered to GSS by Blendtec.

PRICING & PAYMENT:
7)           Blendtec will provide product and equipment pricing to GSS. Current prices for the MEGAblenderTM and S3 are shown on "Exhibit A", attached hereto and are subject to change upon 90-day notice in writing. GSS will determine the amount of cost adder that will be applied to the Blendtec's prices appearing on Exhibit A. GSS will provide the GSS adder pricing to Blendtec for informational purposes, where appropriate. The GSS adder element of such pricing shall be held in confidence as "proprietary and confidential" by Blendtec. GSS will provide quotations to the customer and the customer will place orders with GSS. GSS will then place orders with Blendtec. Blendtec will accept orders from GSS once GSS has acquired credit terms from Blendtec. All orders made by GSS with Blendtec are net 30 from the date of shipment.

8)          Should Blendtec receive any payment from the Customer pursuant to this Agreement, Blendtec will remit payments of the cost adder to GSS based on paid invoices by the third Wednesday of each month following the month payment of the Customer's invoice is received. Payment will be by check unless other arrangements are specifically agreed in writing.

TERM:
9)          The term of this Agreement shall be for a period of three (3) years, commencing on the date first-above written and shall renew automatically as to the Customer and GSS if Customer continues purchasing or whenever Customer purchases Blendtec equipment and it will run as long as the Customer purchases equipment without a break in purchases over one (1) year. In the event that no purchases are made over a one (1) year period, Blendtec and GSS will take all reasonable steps to generate additional orders. In the event that reasonable efforts do not generate sales, Blendtec may cancel this agreement on ninety (90) days written notice to GSS at the above address. Notwithstanding the foregoing, GSS may cancel this Agreement on ninety (90) days notice in writing to Blendtec at the above address. This Agreement is not assignable by Blendtec without express written agreement.

LAWS & ARBITRATION:
10)          This Agreement will be governed by the laws of the State of Utah In the event there is any issue GSS and Blendtec cannot resolve by direct negotiation, GSS and Blendtcc agree to binding arbitration to be conducted in Salt Lake or Utah County, Utah. Results of such binding arbitration will be lodged as a judgment in any court with proper jurisdiction. Attorney fees shall not be assessed to the losing party but costs of arbitration will be awardable in arbitration of any claim of breach of this Agreement. Notwithstanding the foregoing, any party may apply to any court of proper jurisdiction for injunctive relief, specific performance or other equitable relief appropriate to continue the performance of the parties under the Agreement until there is a final award in arbitration.

This Agreement entered into as of the date first-above written. Each party hereto acknowledges by its signature below that it is authorized to execute and deliver this Agreement and has received an original counterpart of this Agreement.

Global Smoothie Supply, Inc.

By: /s/ David C. Tiller
Its: CEO

K-Tec, Inc., d/b/a Blendtec

By: /s/ David M. Beck
Its: President